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                                                                     EXHIBIT 3.1

                           AMENDED AND SECOND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             HAWKINS CHEMICAL, INC.
                          ADOPTED ON FEBRUARY 17, 1983

                         As Amended through June 7, 1999
                (All such Amendments are specifically identified)

                                    ARTICLE I

         The name of this Corporation is HAWKINS CHEMICAL, INC.

                                   ARTICLE II

         The duration of this Corporation shall be perpetual.

                                   ARTICLE III

         The purposes for which this Corporation is organized are as follows:

         a.       General business purposes.

         b. To do everything necessary, proper, advisable and convenient for the accomplishment of the purposes hereinabove set forth, and to do all other things incidental thereto or connected therewith, which are not forbidden by the laws under which this Corporation is organized, by other laws, or by these Articles of Incorporation.

         c. To carry out the purposes hereinabove set forth in any state, territory, district or possession of the United States, or in any foreign country, to the extent that such purposes are not forbidden by the laws thereof; and, in the case of any state, territory, district or possession of the United States, or any foreign country, in which one or more of such purposes are forbidden by law, to limit, in any certificate for application to do business, the purpose or purposes which the Corporation proposes to carry on therein to such as are not forbidden by the law thereof.

                                   ARTICLE IV

         This Corporation shall have all the powers granted to private corporations organized for profit by said Minnesota Business Corporation Act, and, in furtherance, and not in limitation, of


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the powers conferred by the laws of the State of Minnesota upon corporations organized for the foregoing purposes, the Corporation shall have the power:

         a. To issue bonds, debentures or other obligations of the Corporation, to guaranty obligations of others and to contract indebtedness without limit as to amount for any of the objects and purposes of the Corporation, and to secure the same by mortgage or mortgages, deed or deeds of trust, or pledge, or lien, on any or all of the real or personal property, or both, of the Corporation.

         b. To acquire, hold, mortgage, pledge or dispose of the shares, bonds, securities or other evidences of indebtedness of the United States of America, or of any domestic or foreign corporation, and while the holder of such shares, to exercise all the privileges of ownership, including the right to vote thereon, to the same extent as a natural person might or could do, by the president of this Corporation or by proxy appointed by him, unless some other person, by resolution of the Board of Directors, shall be appointed to vote such shares.

         c. To purchase or otherwise acquire on such terms and in such manner as the By-Laws of this Corporation from time to time provide, and to own and hold, shares of the capital stock of this Corporation, and to reissue the same from time to time.

         d. When and as authorized by the vote of the holders of not less than a majority of the shares entitled to vote, at a shareholders' meeting called for that purpose or when authorized upon written consent of the holders of a majority of such shares, to sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets, including its good will, upon such terms and for such considerations, which may be money, shares, bonds, or other instruments for the payment of money or other property, as the Board of Directors deems expedient or advisable.

         e. To acquire, hold, lease, encumber, convey, or otherwise dispose of, either alone or in conjunction with others, real and personal property within or without the state; and to take real and personal property by will or gift.

         f. To acquire, hold, take over as a going concern and thereafter to carry on, mortgage, sell or otherwise dispose of, either alone or in conjunction with others, the rights, property and business of any person, entity, partnership, association, or corporation heretofore or hereafter engaged in any business, the purpose of which is similar to the purposes set forth in
                  Article III of these Articles of Incorporation.

         g. To enter into any lawful arrangement for sharing of profits, union of interest, reciprocal association, or cooperative association with any corporation, association, partnership, individual, or other legal entity, for the carrying on of any business, the purpose of which is similar to the purposes set forth in Article


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                  III of these Articles of Incorporation, and, insofar as it is lawful, to enter into any general or limited partnership, the purpose of which is similar to such purposes.

                                    ARTICLE V

                        (As amended on February 28, 1989)

         An agreement for consolidation or merger with one or more foreign or domestic corporations may be authorized by vote of the shareholders entitled to exercise at least two-thirds of the shares entitled to vote unless the necessary affirmative vote to authorize any particular merger or consolidation is reduced by the Board of Directors, which reduction shall be to not less than a majority of the shares entitled to vote.

                                   ARTICLE VI

         The location and post office address of the registered office of this Corporation in the State of Minnesota is 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413.

                                   ARTICLE VII

                          (As amended on June 7, 1999)

         The aggregate number of shares which this Corporation shall have authority to issue is 30,000,000, with a par value of $.05 per share, having an aggregate par value of $1,500,000, which shall be known as "Common Shares."

         a. The holders of Common Shares shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus legally available therefor, dividends, payable either in cash, in property, or in shares of the capital stock of the corporation.

         b. The Common Shares may be allotted as and when the Board of Directors shall determine, and, under and pursuant to the laws of the State of Minnesota, the Board of Directors shall have the power to fix or alter, from time to time, in respect to shares then unallotted, any or all of the following: the dividend rate; the redemption price; the liquidation price; the conversion rights and the sinking or purchase fund rights of shares of any class, or of any series of any class. The Board of Directors shall also have the power to fix the terms, provisions and


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                  conditions of options to purchase or subscribe for shares of any class or classes, including the price and conversion basis thereof, and to authorize the issuance thereof.

         c. No holder of shares of the Corporation shall be entitled to any cumulative voting rights.

         d. No holder of stock of the Corporation shall have any preferential, pre-emptive, or other right of subscription to any shares of any class of stock of the Corporation allotted or sold or be allotted or sold and now or hereafter authorized, or to any right of subscription to any part thereof.

                                  ARTICLE VIII

         Section 1. The business of this Corporation shall be managed by a Board of Directors, who shall be elected at the annual meeting of the shareholders; provided, however, that vacancies in the Board of Directors may be filled by the remaining Directors, and each person so elected shall be a Director until his successor is elected at an annual meeting of shareholders or at a special meeting duly called therefor. Until otherwise fixed by the By-Laws, the Board shall consist of three members. A Director need not be a shareholder.

         Section 2. The Board of Directors shall have all of the powers of the Corporation, subject to such action restricting said powers as may legally be taken from time to time by the shareholders either at an annual meeting or at a special meeting duly called therefor.

         Section 3. The Board of Directors shall have authority to make and alter By-Laws, subject to the power of the shareholders to change or repeal such By-Laws, provided, however, that the Board shall not make or alter any By-Law fixing the number, qualifications, or term of office of Directors.

         Section 4. Any contract or other transaction between the Corporation and any corporation, association or firm of which one or more of its Directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes,


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notwithstanding the presence and participation of such Director or Directors at the meeting of the Board of Directors of the Corporation which acts upon or in reference to such contract or transaction, if the fact of such interest shall be disclosed or known to the Board of Directors, and the Board of Directors shall, nevertheless, authorize, approve and ratify such contract or transaction by a vote of a majority of the Directors present, such interested Director or Directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority necessary to carry such vote. This Section shall not be construed to invalidate any contract or transaction which would otherwise be valid under the laws applicable thereto.

         Section 5. The annual meeting of the Board of Directors shall be held immediately following the annual meeting of the shareholders, and at the same place.

         Section 6. (As adopted on February 28, 1989) A Director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under Chapter 302A of the Minnesota Statutes as the same exists or may hereafter be amended.

         If Chapter 302A of the Minnesota Statutes hereafter is amended to authorize the further elimination or limitation of the liabilities of directors, then, in addition to the limitation on personal liability provided herein, the liability of a Director of the Corporation shall be limited to fullest extent permitted by the amended Chapter 302A of the Minnesota Statutes.

         Any repeal or modification of this Section 6 of Article VIII by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.


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                                   ARTICLE IX

         The names and post office addresses of the existing members of the Board of Directors at the time of the adoption of these Second Restated Articles of Incorporation are as follows:

         Howard J. Hawkins                         Norman P. Anderson
         3660 Glenhurst Avenue                     225 Holly Road
         Minneapolis, Minnesota 55416              Hopkins, Minnesota 55343

         Carl J. Ahlgren                           Dean L. Hahn
         1721 Shryer Avenue West                   13404 Knob Hill Road
         St. Paul, Minnesota 55113                 Burnsville, Minnesota 55337

         Howard M. Hawkins                         E. Thomas Rempfer
         22312 Sugarbush Road                      4113 Highwood Road
         Elk River, Minnesota 55330                Minneapolis, Minnesota 55416

         Donald L. Shipp                           C. Charles Jackson, Jr.
         Route 1, Box 54                           465 Bovey Road
         Center City, Minnesota 55012              Wayzata, Minnesota 55391

                                    ARTICLE X

         Any provision contained in these Articles of Incorporation may be amended solely by the affirmative vote of the holders of a majority of the shares entitled to vote.

                                   ARTICLE XI

         These Second Restated Articles of Incorporation supersede and take the place of existing Reinstated Articles of Incorporation and all amendments thereto.


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